UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2021

Avita Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39059	85-1021707
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28159 Avenue Stanford, Suite 220, Valencia, CA 91355		661.367.9170
(Address of principal executive offices, including Zip Code)		(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RCEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors

On May 28, 2021, the Board of Directors (the “Board”) of AVITA Medical, Inc. (the “Company”) elected James Corbett and Jan Stern Reed to the Board as Non-Executive Directors, each to serve until the Company’s 2021 Annual Meeting of Stockholders. The Board also unanimously voted to increase the size of the Board to seven members. The Board has not yet appointed Mr. Corbett or Ms. Reed to any committees of the Board. The appointment to the Board for each of Mr. Corbett and Ms. Reed will be effective July 1, 2021.

The Board has determined that Mr. Corbett and Ms. Reed meet the independence standards adopted by the Board in compliance with Item 407(a) of Regulation S-K.

Neither Mr. Corbett nor Ms. Reed has (i) any arrangement or understanding with any other person pursuant to which they were appointed as a director, or (ii) any family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. Neither Mr. Corbett nor Ms. Reed has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Corbett has approximately 40 years of leadership experience in the medical device field, most recently, as CEO of CathWorks Ltd., a software-based medical technology company. Mr. Corbett has extensive global commercial and operating experience, serving as an expatriate General Manager of Baxter Japan and later as General Manager and President of Scimed Life Systems Inc. and Boston Scientific International respectively. During his career he has served as CEO of 3 publicly listed companies; Microtherapeutics Inc (MTIX), ev3 Inc (evvv), Alphatec Spine (ATEC). Mr. Corbett has also led two privately funded companies as CEO; Home Diagnostics Inc. and Vertos Medical. Mr. Corbett has extensive capital market and governance experience from both public and private environments. Mr. Corbett holds a Bachelor of Science in Business Administration from the University of Kansas.

Ms. Reed has more than 35 years of legal, management and business leadership experience primarily within the healthcare industry, and brings significant expertise in corporate governance, compliance and risk management. Most recently, she was Senior Vice President, General Counsel and Corporate Secretary at Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing company. Prior to Walgreens, Ms. Reed was Executive Vice President, Human Resources, General Counsel and Corporate Secretary of Solo Cup Company, where she was responsible for the legal, human resources, internal audit, corporate communications, and compliance functions. Prior to Solo Cup Company, she was Associate General Counsel, Corporate Secretary and Chief Corporate Governance Officer at Baxter International, Inc.. Ms. Reed currently serves as a board member of Stepan Co. (NYSE:SCL) and AngioDynamics, Inc. (NASDAQ: ANGO). Ms. Reed holds a Bachelor of Arts degree with honors in Psychology from the University of Michigan and a Juris Doctor from the Northwestern University Pritzker School of Law.

Engagement Letters

Pursuant to their appointment to the Board, The Company entered into an Engagement Letter dated May 28, 2021 with each of Mr. Corbett and Ms. Reed, which provide for each of Mr. Corbett and Ms. Reed to receive $70,000 annually, subject to shareholder approval, as consideration for their Board services. To the extent that either Mr. Corbett or Ms. Reed are appointed to committees of the Board additional consideration for their services will be negotiated. Mr. Corbett and Ms. Reed may also be eligible for additional equity compensation, subject to shareholder approval. Copies of the engagement letters are attached hereto as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference. In connection with their services on the Board, the Company also entered into indemnification agreements with each of Mr. Corbett and Ms. Reed on the Company’s standard form of indemnification agreement.

Press Release

On June 1, 2021 the Company issued a press release titled “Avita Medical, Inc. Appoints Two New Non-Executive Members to the Board of Directors” a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference announcing the election of each of Mr. Corbett and Ms. Reed.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Engagement Letter dated May 28, 2021 between AVITA Medical, Inc. and Mr. James Corbett.

10.2	Engagement Letter dated May 28, 2021, between AVITA Medical, Inc. and Ms. Jan Stern Reed

99.1	Avita Medical, Inc. Appoints Two New Non-Executive Members to the Board of Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2021

AVITA MEDICAL, INC.

By:	/s/ Donna Shiroma
Name:	Donna Shiroma
Title:	General Counsel